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                                                                       EXHIBIT 2


                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of July 25, 2000 (the "Agreement"), among SYMBOL TECHNOLOGIES, INC., a Delaware corporation ("Parent"), TX ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and TELXON CORPORATION, a Delaware corporation (the "Company").

         WHEREAS, the Boards of Directors of Sub and the Company have declared this Agreement to be advisable, and the Boards of Directors of Parent, Sub and the Company have each approved the merger of Sub with and into the Company and the Company becoming a wholly owned direct subsidiary of Parent (the "Merger") in accordance with the General Corporation Law of the State of Delaware ("DGCL") upon the terms and subject to the conditions set forth herein; and

         WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Sub and the Company hereby agree as follows:


                                    ARTICLE I

                                   THE MERGER

         SECTION I.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined in Section 1.2), Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

         SECTION I.2 Effective Time. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by and executed in accordance with the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as is specified in the Certificate of Merger and agreed upon by the parties hereto) being the "Effective Time").

         SECTION I.3 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

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         SECTION I.4 Certificate of Incorporation; By-Laws. (a) At the Effective
Time and without any further action on the part of the Company and Sub, the Restated Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Restated Certificate of Incorporation of the Surviving Corporation until thereafter and further amended as provided therein and under the DGCL.

         (b) At the Effective Time and without any further action on the part of the Company and Sub, the By-Laws of Sub shall be the By-Laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the Certificate of Incorporation of the Surviving Corporation and as provided by law.

         SECTION I.5 Directors and Officers. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed (as the case may be) and qualified.

         SECTION I.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any of the following securities:

         (a) Subject to Section 1.8, each share of Common Stock, par value $0.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be canceled in accordance with Section 1.6(b) hereof) shall be converted into the right to receive .5 (the "Exchange Ratio") of a fully paid and nonassessable share of Common Stock, par value $0.01 per share (the "Parent Common Stock"), of Parent (the "Merger Consideration"); provided, that, in the event that, between the date of this Agreement and the Closing Date (as defined in Section 1.10), the Parent Common Stock shall have been affected or changed into (i) a different number of shares as a result of a share split, reverse share split or share dividend or distribution with a record date within such period, then, in each such case, the Merger Consideration shall be adjusted such that it shall equal the number of shares of Parent Common Stock to which a holder of one share of Company Common Stock would have been entitled to hold immediately following the occurrence of such event had the Effective Time occurred immediately prior to the happening of such event or, in the case of a stock dividend or other distribution, immediately prior to the record date for determination of stockholders entitled thereto; or (ii) a different class of shares as a result of a spin-off, recapitalization, reclassification or other similar transaction with a record date within such period, then in each case, the Merger Consideration shall be adjusted such that it shall equal the number of shares of Parent Common Stock and/or other securities or property receivable upon such spin-off, recapitalization, reclassification or other transaction, as the case may be, by a holder of the number of shares of Parent Common Stock to which a holder of one share of Company Common Stock would have been entitled to hold had the Effective Time occurred immediately prior to the happening of such

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event; and, in any case, appropriate adjustment (as determined in good faith by the Board of Directors of Parent in a manner reasonably satisfactory to the Company) shall be made for the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Company Common Stock to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably practicable, in relation to any shares of stock or other securities or property thereafter deliverable upon the Effective Time. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 1.9, without interest.

         (b) Each share of Company Common Stock that is (i) held in the treasury of the Company or (ii) owned by Parent or Sub, in each case immediately prior to the Effective Time, shall be cancelled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto.

         (c) Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation and shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

         SECTION I.7 Treatment of Employee Options and Other Employee Equity Rights. (a) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide, subject to the following sentence, for the cancellation, effective at the Effective Time, of all the outstanding stock options, stock appreciation rights, phantom shares or other rights related to or denominated with reference to the securities of the Company (the "Stock Rights") heretofore granted under any stock option, performance unit or similar plan, program, agreement or arrangement related to or denominated with reference to the securities of the Company (the "Stock Plans") in consideration of the substitution and assumption set forth herein. At the Effective Time, each of the Stock Rights which is an outstanding stock option (whether vested or unvested) immediately prior to the Effective Time shall be assumed by Parent and converted automatically into an option to purchase shares of Parent Common Stock ("New Stock Rights") in an amount and at an exercise price determined as provided below:

                  (i) The number of shares of Parent Common Stock to be subject to the New Stock Right shall be equal to the product of the number of shares of Company Common Stock remaining subject (as of immediately prior to the Effective Time) to the original Stock Right and the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded up or down to the nearest whole share; and

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                  (ii) The exercise price per share of Parent Common Stock under the New Stock Right shall be equal to the exercise price per share of the Company Common Stock under the original Stock Right divided by the Exchange Ratio, provided that such exercise price shall be rounded down to the nearest cent.

The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. In the event that the adjustment were determined by Parent to not be consistent with such Section 424, Parent shall take such action as it shall reasonably determine necessary to comply with such Section 424, if such compliance can be accomplished without undue costs to the Company or Parent. After the Effective Time, each New Stock Right shall be exercisable and shall vest upon the same terms and conditions as were applicable to the related Stock Right immediately prior to the date hereof except that (i) all references to "the Company" shall be deemed to be references to "Parent", (ii) the New Stock Rights shall become fully vested and exercisable if, after the Effective Time, the employment of the holder of such New Stock Right is terminated by the Company without Cause (as defined below) or is terminated by such holder with Good Reason (as defined below) and (iii) all Stock Rights granted under any employment agreement listed in Section 2.5(a) of the Company Disclosure Schedule shall vest and become exercisable to the extent set forth under such employment agreement. "Cause" with respect to any employee shall mean (A) the employee's continued failure to substantially perform such employee's duties (other than as a result of total or partial incapacity due to physical or mental illness) for a thirty-day period following written notice by the Company to such employee of such failure, (B) any material act or omission involving dishonesty in the performance of such employee's duties, (C) the indictment of such employee of a felony under the laws of the United States or any state thereof, (D) willful malfeasance or willful misconduct in connection with such employee's duties or any act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or (E) such employee's material breach of the provisions of any employment agreement with the Company which is not cured within thirty days following written notice thereof by the Company. "Good Reason" with respect to any employee shall mean: (X) a reduction in such employee's base salary or target bonus, (Y) a transfer of such employee's primary workplace by more than fifty miles or (Z) with respect to the employees identified on Schedule 1.7(a) only, an adverse diminution in any material respect in the employee's duties or responsibilities as of the date hereof (other than solely by virtue of the Company ceasing to be a public company) and the continuance of such diminution for a period of thirty days after such employee has given the Company written notice of such diminution.

         (b) Effective immediately prior to the Effective Time, the holders of restricted shares of Company Common Stock shall be entitled to receive a number of restricted shares of Parent Common Stock equal to (i) the number of restricted shares of Company Common Stock so held, multiplied by (ii) the Exchange Ratio. After the Effective Time, such restricted shares of Parent Common Stock shall vest upon the same terms and conditions as were applicable to the related restricted shares of Company Common Stock immediately prior to the date hereof except that (i) all references to "the

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Company" shall be deemed to be references to "Parent", (ii) such shares shall become fully vested if, after the Effective Time, the employment of the holder of such shares is terminated by the Company without Cause or is terminated by such holder with Good Reason and (iii) all such shares granted under any employment agreement listed in Section 2.5(a) of the Company Disclosure Schedule shall vest and become exercisable to the extent set forth under such employment agreement.

         (c) Parent shall reserve for issuance a sufficient number of shares of Parent Common Stock for delivery in accordance with this Section 1.7, including upon the exercise of the New Stock Rights. Parent shall file with the SEC a registration statement on Form S-8 (or other appropriate form) or a post-effective amendment to a previously filed registration statement as promptly as practicable after the Effective Time for purposes of registering all shares of Parent Common Stock issuable after the Effective Time upon exercise of the New Stock Rights, and shall have such registration statement or post-effective amendment become effective and comply, to the extent applicable, with state securities or blue sky laws with respect thereto at the Effective Time.

         (d) As provided herein, but except as provided in Section 1.7(e), the Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary shall terminate as of the Effective Time and the Company shall ensure that following the Effective Time no holder of a Stock Right or any participant in any Stock Plans shall have any right thereunder to acquire capital stock of the Company, Sub, the Surviving Corporation or any of their respective subsidiaries. Except as provided in Section 1.7(e), the Company will take all necessary steps to ensure that, as of the Effective Time, none of Sub, the Company, the Surviving Corporation or any of their respective subsidiaries is or will be bound by any Stock Rights (other than the New Stock Rights), other options, warrants, rights or agreements which would entitle any person, other than Sub or its affiliates, to own any capital stock of the Company, Sub, the Surviving Corporation or any of their respective subsidiaries or to receive any payment in respect thereof.

         (e) The Board of Directors of PenRight! Corporation has determined in its discretion, in accordance with the PenRight! Corporation 1997 Stock Option Plan, that upon a change in control occurring upon consummation of the transactions contemplated by this Agreement, all outstanding stock options heretofore granted under the PenRight! Corporation 1997 Stock Option Plan or any other stock option, performance unit or similar plan of PenRight! Corporation shall remain unchanged and outstanding thereunder. The Board of Directors of the Company shall cause the Board of Directors of PenRight! Corporation to take all such actions that are necessary to effectuate the foregoing.

         SECTION I.8 Fractional Interests. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued in connection with the Merger, and such fractional interests will not entitle the owner thereof to any rights of a stockholder of Parent. In lieu of any such fractional interests, each holder of shares of Company Common Stock exchanged pursuant to Section 1.6(a) who would otherwise have been entitled to receive a

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fraction of a share of Parent Common Stock (after taking into account all shares of Company Common Stock then held of record by such holder) shall receive cash (without interest) in an amount equal to the product of such fractional part of a share of Parent Common Stock multiplied by the closing price of a share of Parent Common Stock on the New York Stock Exchange (the "NYSE") as reported by The Wall Street Journal (or if not reported thereby, any other authoritative source) on the Closing Date (as defined in Section 1.10), rounded down to the nearest cent.

         SECTION I.9 Surrender of Shares of Company Common Stock; Stock Transfer Books. (a) Prior to the Closing Date, Sub shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the "Exchange Agent") to receive the shares of Parent Common Stock (and any cash payable in lieu of any fractional shares of Parent Common Stock) to which holders of shares of Company Common Stock shall become entitled pursuant to Sections 1.6(a) and
1.8. At or promptly after the Effective Time but in no event later than the Closing Date, Parent or Sub will deposit with the Exchange Agent sufficient shares of Parent Common Stock to make all exchanges pursuant to Section 1.9(b). As soon as practicable after the determination of the amount of cash, if any, to be paid in lieu of fractional shares, the Exchange Agent shall notify Parent, and Parent shall promptly deposit such amount with the Exchange Agent.

         (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the "Certificates"), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, (i) a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of Section 1.6(a) and
(ii) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 1.8, after giving effect to any required tax withholdings, and the Certificate so surrendered shall forthwith be cancelled. If the exchange of certificates representing shares of Parent Common Stock is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of exchange that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such exchange shall have paid any transfer and other taxes required by reason of the exchange of certificates representing shares of Parent Common Stock to a person other than the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.

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         (c) At any time following six months after the Effective Time, the
Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any shares of Parent Common Stock (and any cash payable in lieu of any fractional shares of Parent Common Stock) which had been made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the shares of Parent Common Stock (and any cash payable in lieu of any fractional shares of Parent Common Stock) payable upon due surrender of their Certificates. Notwithstanding the foregoing, none of the Surviving Corporation, Parent or the Exchange Agent shall be liable to any holder of a Certificate for shares of Parent Common Stock (and any cash payable in lieu of any fractional shares of Parent Common Stock) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (d) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided for herein or by applicable law.

         (e) No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the whole shares of Parent Common Stock it is entitled to receive and no cash payment in lieu of fractional interests shall be paid pursuant to Section 1.8 until the holder of such Certificate shall surrender such Certificate in accordance with the provisions of this Agreement. Upon such surrender, there shall be paid to the person in whose name the certificates representing such whole shares of Parent Common Stock shall be issued, any dividends or distributions with respect to such shares of Parent Common Stock which have a record date after the Effective Time and shall have become payable between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends or distributions be entitled to receive interest thereon.

         (f) If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Sub and the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be necessary

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or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

         SECTION I.10 Closing and Closing Date. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to the provisions of Section 7.1, the closing (the "Closing") of this Agreement shall take place (a) at 10:00 a.m. (New York time) on the second business day after all of the conditions to the respective obligations of the parties set forth in Article VI hereof shall have been satisfied or waived or (b) at such other time and date as Parent and the Company shall agree (such date and time on and at which the Closing occurs being referred to herein as the "Closing Date"). The Closing shall take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017 or such other location as Parent and the Company shall agree.


                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Parent and Sub that:

         SECTION II.1 Organization and Qualification. Each of the Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below). Each of the Company and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed or in good standing which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. When used in this Article II or otherwise in connection with the Company or any of its subsidiaries, the term "Material Adverse Effect" means any change or effect that would be materially adverse to the business, assets (including intangible assets), liabilities (including contingent liabilities), financial condition or results of operations of the Company and its subsidiaries taken as a whole or that would materially impair the ability of the Company to perform its obligations hereunder; provided, however, that a Material Adverse Effect with respect to the Company shall not include any change or effect resulting from (i) the United States economy in general and not relating specifically to the business of the Company and its subsidiaries taken as a whole, (ii) revenue declines attributable to long-standing customers of the Company becoming customers of Parent after the date hereof or (iii) any events described in
Section 2.1(a) of the Company Disclosure Schedule.

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         SECTION II.2 Certificate of Incorporation and By-Laws. The Company has
heretofore furnished to Parent complete and correct copies of the certificate of incorporation and by-laws of each of the Company and its material subsidiaries. Such certificates of incorporation and by-laws are in full force and effect and no other organizational documents are applicable to or binding upon the Company and its material subsidiaries. The Company has heretofore furnished to Parent complete and correct copies of the minutes of all meetings or other actions of the Board of Directors (and all committees thereof) of each of the Company and its material subsidiaries held or taken since November 1, 1998 (other than any matters reflected in any such minutes which are not adverse in any material respect to the business, assets (including intangible assets), liabilities (including contingent liabilities), financial condition or results of operations of the Company and its subsidiaries). The redacted provisions of any such minutes of the meetings of the Board of Directors of the Company relate soley to potential business combination transactions involving the Company and do not in any material respect relate to the business, assets (including intangible assets), liabilities (including contingent liabilities), financial condition or results of operations of the Company and its subsidiaries (other than to the extent such business combination transactions relate thereto).

         SECTION II.3 Capitalization; Subsidiaries. (a) The authorized capital stock of the Company consists of 50,500,000 shares, consisting of (a) 500,000 shares of preferred stock, par value $1.00 per share ("preferred stock"), and
(b) 50,000,000 shares of Company Common Stock. As of July 24, 2000, (i) 17,520,272 shares of Company Common Stock were issued and outstanding (including 111,200 shares of restricted Company Common Stock), all of which shares were duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) no shares of Company Common Stock were held in the treasury of the Company, (iii) an aggregate of 3,484,632 shares of Company Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Stock Rights (of which 1,909,666 shares were in respect of vested or exercisable options), and (iv) $82,500,000 aggregate principal amount of 5 3/4% Convertible Subordinated Debentures Due 2003 and $24,413,000 aggregate principal amount of 7 1/2% Convertible Subordinated Debentures Due 2012 were outstanding (together, the "Convertible Debentures"). All of the shares of Company Common Stock which may be issued pursuant to the Stock Rights of the Company will be, when issued in exchange for the applicable exercise price thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive (or similar) rights. No shares of preferred stock of the Company are outstanding or held in the treasury of the Company. Except (i) as set forth above, (ii) as a result of the exercise of Stock Rights outstanding as of July 24, 2000 and referred to above, (iii) issuances of up to 40,000 shares of Company Common Stock pursuant to the Company's Employee Stock Purchase Plan and (iv) as a result of the conversion of the Convertible Debentures into up to 3,912,635 shares of Company Common Stock, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (c) no options, warrants or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company and
(d) no equity equivalents, interests in the ownership or earnings of the Company or other similar rights (the shares, securities and other rights referred to in clauses (a), (b), (c) and (d), collectively, "Company Securities"). Except for the Stock Rights and the Convertible Debentures referred to above and except as set forth in Section 2.3(a) of the Company Disclosure Schedule, (x) there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or any voting or equity securities or interests of any subsidiary of the Company, (y) there is no voting trust or other agreement or understanding to which the Company or any of its subsidiaries is a party or is bound with respect to the voting of the capital stock or other voting securities of the Company of any of its subsidiaries and
(z) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries to which the Company or any of its subsidiaries is a party. The Company has heretofore furnished to Parent a complete and correct list, as of July 24, 2000, of the names of each holder of Stock Rights, the number of Stock Rights held by each such holder, the exercise price and vesting terms for each such Stock Right (which vesting terms, subject to Section 1.7(a) hereof, shall not be affected soley by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby) and any amendments or modifications with respect to any such Stock Right effected since March 31, 1999 (including any changes in the exercise price, changes in or acceleration of the vesting terms and any regranting of Stock Rights).

         (b) Except as set forth on Section 2.3(b) of the Company Disclosure Schedule, each of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive (or similar) rights, and all such shares are owned by the Company or another wholly owned subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever. There are outstanding (a) no securities of the Company or any of its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of any subsidiary of the Company, (b) no options, warrants or other rights to acquire from the Company or any of its subsidiaries, and no obligation of the Company or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any subsidiary of the Company and (c) no equity equivalents, interests in the ownership or earnings of any subsidiary of the Company or other similar rights. Except as set forth on Section 2.3(b) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any subsidiary or to provide funds to or make any investment in excess of $1,000,000 (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity. The Company has the ability to effect any action requiring the approval of the stockholders of any subsidiary of the Company and to designate all of the members of the board of directors of each subsidiary of the Company. Section 2.3(b) of the Company Disclosure Schedule sets forth a complete and correct list of all of the subsidiaries of the Company; such list sets forth the amount of capital stock or other equity or voting securities or interests (i) authorized, (ii) outstanding and (iii) owned by the Company, directly or indirectly, in such subsidiaries. Section 2.3(b) of the Company Disclosure Schedule sets forth a complete and correct list of all entities (other than subsidiaries of the Company) in which the Company owns, directly or indirectly, any equity interest with a fair market value or book value in excess of $1,000,000; such list sets forth the amount of capital stock or other equity or voting securities or interests (i) authorized, (ii) outstanding and (iii) owned by the Company, directly or indirectly, in such entities.

         SECTION II.4 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock and the filing of appropriate merger documents as required by the
DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered on a proceeding in equity or at law) and an implied covenant of good faith and fair dealing).

         SECTION II.5 No Conflict; Required Filings and Consents. (a) Except as set forth in Section 2.5(a) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company do not and will not:
(i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company or the equivalent organizational documents of any of its subsidiaries;
(ii) conflict with or violate any law, rule, regulation, order, judgment or decree of any governmental authority applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or affected (assuming that all consents, approvals and authorizations contemplated by clauses (i), (ii) and (iii) of subsection (b) below have been obtained and all filings described in such clauses have been made); or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation (including, without limitation, the Contracts (as defined below)) to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties are bound or affected, except, in the case of clauses (ii) and

(iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         (b) Except as set forth in Section 2.5(b) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require the Company or any of its subsidiaries to obtain or make any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory authority, domestic or foreign, except for (i) applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), Council Regulation (EEC) No. 4064/89 (the "Regulation"), similar foreign laws regulating competition, the rules and regulations of The Nasdaq National Market ("Nasdaq"), the NYSE, the Communications Act of 1934, as amended, any rules, regulations, practices and policies promulgated by the Federal Communications Commission (the "FCC") and state securities, takeover and Blue Sky laws, (ii) the filing and recordation of appropriate merger or other documents as required by the DGCL and (iii) such consents, approvals, authorizations, permits, actions, filings or notifications the failure of which to make or obtain which would not, individually or in the aggregate, reasonably be expected to (x) prevent or materially delay consummation of the Merger or (y) have a Material Adverse Effect.

         SECTION II.6 Compliance. Except as set forth in Section 2.6 of the Company Disclosure Schedule, the Company and each of its subsidiaries are in compliance with, and are not in default or violation of, (i) the Certificate of Incorporation and By-Laws of the Company or the equivalent organizational documents of such subsidiary, (ii) all laws (including, without limitation, Environmental Laws), rules, regulations, orders, judgments and decrees of any governmental authority applicable to them or by which any of their respective properties are bound or affected and (iii) all notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, permits, franchises and other instruments or obligations (other than the Contracts (as defined below) which are governed by Section 2.20) to which any of them are a party or by which any of them or any of their respective properties are bound or affected, except, in the case of clauses (ii) and (iii), for any such failures of compliance, defaults and violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as disclosed with reasonable specificity prior to the date hereof in the Company SEC Reports and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (x) the Company and its subsidiaries have all permits, licenses, authorizations, consents, approvals and franchises from governmental agencies required to conduct their businesses as now being conducted and (y) neither the Company nor any of its subsidiaries has received notice of any revocation or modification of any such permit, license, authorization, consent or approval.

         SECTION II.7 SEC Filings; Financial Statements. (a) Except as set forth in Section 2.7 of the Company Disclosure Schedule, the Company and, to the extent applicable, each of its then or current subsidiaries, has filed all forms, reports, statements and documents required to be filed with the Securities and Exchange Commission (the "SEC") since January 1, 1999 (collectively, the "Company SEC Reports"), each of which has complied in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder, or the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. The Company has heretofore delivered or (in the case of any such document not yet filed with the SEC) promptly will deliver to Parent, in the form filed with the SEC (including any amendments thereto), true and complete copies of the Company SEC Reports. Except as set forth in Section 2.7 of the Company Disclosure Schedule, none of such Company SEC Reports (including but not limited to any financial statements or schedules included or incorporated by reference therein) contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as set forth in Section 2.7 of the Company Disclosure Schedule and except to the extent revised or superseded by a subsequent filing with the SEC (a copy of which has been provided to Parent prior to the date hereof), none of the Company SEC Reports filed by the Company since January 1, 1999, contains any untrue statement of a material fact or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         (b) Except as set forth in Section 2.7 of the Company Disclosure Schedule, each of the audited and unaudited consolidated financial statements of the Company and its subsidiaries (including any related notes thereto) included in the Company SEC Reports, complies or, if not yet filed, will comply when filed as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and has been or, if not yet filed, will when filed have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presents or, if not yet filed, will when filed fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated results of its and their operations and changes in cash flows for the periods indicated (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). Except as set forth in Section 2.7 of the Company Disclosure Schedule, the books and records of the Company and its subsidiaries have been for the periods covered by the Company SEC Reports, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements.

         (c) The Company has heretofore furnished Parent with the Company's consolidated results of operations for the three month period ended June 30, 2000. Such financial information has been prepared in good faith and in a manner consistent with previous quarterly financial statements and, to the knowledge of the Company, fairly present in all material respects the consolidated results of operations of the Company and its subsidiaries for the periods indicated.

         (d) Except as and to the extent set forth on the consolidated balance sheet of the Company and its subsidiaries at March 31, 2000, including the notes thereto, included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2000 (the "2000 10K") and except as and to the extent set forth on Section 2.7(d) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations incurred in the ordinary course of business since March 31, 2000 which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         (e) The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications made prior to the date hereof to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder, which amendments or modifications have not yet been filed with the SEC.

         (f) As of the date hereof, except as set forth in Section 2.7(f) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any outstanding indebtedness for borrowed money other than the Convertible Debentures.

         SECTION II.8 Absence of Certain Changes or Events. Since March 31, 2000, except as contemplated by this Agreement, disclosed with reasonable specificity in the Company SEC Reports filed prior to the date of this Agreement or set forth in Sections 2.8, 2.10 or 2.11 of the Company Disclosure Schedule, the Company and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and since such date there has not been (i) any conditions, events or occurrences which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company or any of its subsidiaries which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or (iii) any other action which, if it had been taken after the date hereof, would have required the consent of Parent under Section 4.1 hereof.

         SECTION II.9 Absence of Litigation. Except as disclosed with reasonable specificity in the Company SEC Reports filed and publicly available prior to the date of this Agreement or Section 2.9 of the Company Disclosure Schedule, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that (i) if adversely determined, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (ii) seek to enjoin or prohibit the consummation of the transactions contemplated hereby. Neither the Company nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree, determination or award which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would enjoin or prohibit the consummation of the transactions contemplated hereby.

         SECTION II.10 Employee Benefit Plans. (a) Section 2.10(a) of the Company Disclosure Schedule contains a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (including without limitation multiemployer plans within the meaning of ERISA Section 3(37)), stock purchase, stock option, severance, employment, change-of-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, under which any employee or former employee of the Company or any of its subsidiaries has any present or future right to benefits or under which the Company or any of its subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Plans".

         (b) With respect to each Plan, the Company has either filed such Plan as an exhibit to the Company SEC Reports or delivered to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (i) any related trust agreement, annuity contract or other funding instrument; (ii) the most recent determination letter; (iii) any summary plan description and other written communications by the Company or any of its subsidiaries to its employees (which is material to the Company or such subsidiary) concerning the extent of the benefits provided under a Plan; and (iv) for the three most recent years: (I) the Form 5500 and attached schedules; (II) audited financial statements; and
(III) actuarial valuation reports.

         (c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Plan has been established and administered in all material respects in accordance with its terms, and in all material respects in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations and if intended to be qualified within the meaning of section 401(a) of the Code is so qualified, and no Plan is currently under audit by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation; (ii) with respect to any Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened; (iii) neither the Company nor any other party has engaged in a prohibited transaction, as such term is defined under section 4975 of the Code or section 406 of ERISA, which would subject the Company, the Surviving Corporation, any of their subsidiaries, Sub or Parent to any material taxes, penalties or other material liabilities under section 4975 of the Code or sections 409 or 502(i) of ERISA; and (iv) no Plan provides for an increase in benefits on or after the Closing Date.

         (d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Plan is, or at any time was, subject to Title IV of ERISA, and neither the Company, nor any member of its "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of sections 414(b),
(c), (m) or (o) of the Code), has incurred any liability under Title IV of ERISA and no condition exists that presents a material risk of incurring any such liability. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company, nor any member of its Controlled Group, has any incurred any liability, and no condition exists that presents a risk of incurring such liability, in connection with any multiemployer plan (within the meaning of section 4001(a)(3) of ERISA).

         (e) Except as set forth on Section 2.10(a) of the Company Disclosure Schedule, no Plan exists which could result in the payment to any employee of the Company or any of its subsidiaries of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee as a result of the transactions contemplated by this Agreement, whether or not subject to Section 280G of the Code, or whether or not any further or subsequent event or action is required therefor.

         SECTION II.11 Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any of its subsidiaries is a member has timely filed all material Tax Returns required to be filed by it in the manner provided by law, has timely paid all material Taxes (including interest and penalties) (whether or not shown to be due on such Tax Returns) and has provided adequate reserves as required by GAAP in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no deficiencies for any United States federal income Taxes have been proposed, asserted or assessed in writing against the Company or any of its subsidiaries that are not adequately reserved for as required by GAAP. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) no audit of any United States federal income Tax Return of the Company or any of its subsidiaries is being conducted by a Tax authority; (ii) no extension of the statute of limitations on the assessment of any United States federal income Taxes has been granted by the Company or any of its subsidiaries and is currently in effect; (iii) neither the Company nor any of its subsidiaries (A) has been a member of an affiliated group filing a consolidated Federal income Tax Return (other than a group the common parent of which was the Company) or
(B) has any liability for the Taxes of any person (other than the Company and its subsidiaries), including liability arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract or otherwise; (iv) no consent under Section 341(f) of the Code has been filed with respect to the Company or any of its subsidiaries; and (v) neither the Company or any of its subsidiaries will be required (A) as a result of a change in accounting method for a Tax period beginning on or before the Effective Time, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in taxable income for any Tax period beginning on or after the Effective Time, or (B) to include any item or amount accrued in a Tax period beginning on or before the Effective Time in taxable income for any Tax period beginning on or after the Effective Time. As used herein, "Taxes" shall mean (A) any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign and (B) any liability of the Company or any subsidiary for the payment of any amount of the type described in clause (A) as a result of being a member of an affiliated or combined group. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

         SECTION II.12 Environmental Matters. Except as set forth in Section
2.12 of the Company Disclosure Schedule and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each of the Properties and Facilities (as such terms are defined in Section 8.3) has been maintained by the Company in compliance with all Environmental Laws (as defined in Section 8.3), (ii) there are no Hazardous Materials which have been or are being released or disposed of by the Company or any of its subsidiaries, or in the case of asbestos only, is present, on any property, (iii) to the knowledge of the Company, there are no Hazardous Materials which have been or are being released by persons other than the Company or any of its subsidiaries and which have encroached through the soil or groundwater onto or under the Properties and Facilities, (iv) there are no existing uncured written notices of noncompliance, notices of violation, administrative actions, or lawsuits against the Company or any of its subsidiaries arising under Environmental Laws or relating to the use, handling, storage, treatment, recycling, generation, or release of Hazardous Materials, nor has the Company received any uncured written notification of any allegation of any responsibility for any disposal, release, or threatened release at any location of any Hazardous Materials, (v) there are no consent decrees, consent orders, judgments, judicial or administrative orders, or liens by any governmental authority relating to any Environmental Law which have not already been fully satisfied and which name the Company or any of its subsidiaries, (vi) to the knowledge of the Company, no Properties or Facilities of the Company or any subsidiary of the Company are listed on the federal National Priorities List, the federal Comprehensive Environmental Response Compensation Liability Information System list, or any similar state listing of sites known to be contaminated with Hazardous Materials, and (vii) there are no budgeted expenses or capital costs that will be required in the next two years to maintain compliance with Environmental Laws.

         SECTION II.13 Form S-4; Proxy Statement. None of the information supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in connection with the Merger, or any of the amendments or supplements thereto (collectively, the "Form S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the proxy statement for use relating to the adoption by the stockholders of the Company of this Agreement or any of the amendments or supplements thereto (collectively, the "Proxy Statement"), will, at the date it is first mailed to the Company's stockholders and at the time of the meeting of the Company's stockholders held to vote on the adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

         SECTION II.14 Opinion of Financial Advisor. The Company has received the opinion of Prudential Securities Incorporated (the "Company Financial Advisor"), dated the date hereof, to the effect that the Exchange Ratio is fair to such stockholders from a financial point of view. An executed copy of such opinion will be delivered to Parent promptly after it becomes available.

         SECTION II.15 Brokers. Except as set forth in Section 2.15 of the Company Disclosure Schedule, no broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

         SECTION II.16 Affiliate Transactions. Except as set forth in Section
2.16 of the Company Disclosure Schedule or as disclosed with reasonable specificity in the Company SEC Reports filed prior to the date of this Agreement, there are no material contracts, commitments, agreements, arrangements or other transactions between the Company or any of its subsidiaries, on the one hand, and any (i) present or former officer or director of the Company or any of its subsidiaries or any of their immediate family members (including their spouses), (ii) record or beneficial owner of five percent or more of the voting securities of the Company or (iii) affiliate of any such officer, director, family member or beneficial owner, on the other hand.

         SECTION II.17 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement. The Board of Directors of the Company (the "Company Board") (at a meeting duly called and held) has (i) approved and declared advisable this Agreement, (ii) determined that the transactions contemplated hereby are advisable and in the best interests of the holders of Company Common Stock, (iii) resolved to recommend adoption of this Agreement to such holders and (iv) directed that adoption of this Agreement be submitted to the Company's stockholders. The Company hereby agrees to the inclusion in the Form S-4 and the Proxy Statement of the recommendation of the Company Board described in this Section 2.17.

         SECTION II.18 DGCL Section 203; State Takeover Statutes. Prior to the date hereof, the Board of Directors of the Company has approved this Agreement and the Merger and the other transactions contemplated hereby and such approval is sufficient to render inapplicable to this Agreement, the Merger and any of such other transactions contemplated hereby, the restrictions on "business combinations" set forth in Section 203 of the DGCL. To the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated by this Agreement and no provision of the Certificate of Incorporation or By-Laws of the Company or similar governing instruments of any of the Company's subsidiaries would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of the Company and its subsidiaries that may be acquired or controlled by Parent.

         SECTION II.19 Material Contracts. Section 2.19 of the Company Disclosure Schedule contains a complete and accurate list of all contracts (written or oral), plans, undertakings, commitments or agreements to which the Company or any of its subsidiaries is a party or by which any of them is bound as of the date of this Agreement of the following categories ("Contracts") (other than those listed as exhibits to the Company SEC Reports):

                  (a) to the extent not listed in Section 2.10(a) of the Company Disclosure Schedule, employment contracts, including, without limitation, contracts to employ executive officers and other contracts with officers, directors or stockholders of the Company, and all severance, change in control or similar arrangements with any officers, employees or agents of the Company that will result in any obligation (absolute or contingent) of the Company or any of its subsidiaries to make any payment to any officers, employees or agents of the Company following either the consummation of the transactions contemplated hereby, termination of employment, or both;

                  (b) (i) other than purchase orders issued in the ordinary course of business, Contracts for the purchase of inventory/supplies involving future annual expenditures or liabilities of the Company and its subsidiaries in excess of $1,000,000 which are not cancelable (without penalty, cost or other liability in excess of $1,000,000) within one (1) year and (ii) other Contracts made in the ordinary course of business involving future annual expenditures or liabilities of the Company and its subsidiaries in excess of $1,000,000 which are not cancelable (without penalty, cost or other liability in excess of $1,000,000) within ninety (90) days;

                  (c) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for the lending of money in excess of $1,000,000, whether as borrower, lender or guarantor;

                  (d) Contracts (other than Leases) containing covenants limiting the freedom of the Company or any of its subsidiaries or, after the Merger, Parent or any of its subsidiaries, to engage in any line of business or compete with any person or operate at any location;

                  (e) joint venture or partnership agreements or joint development or similar agreements pursuant to which any third party is entitled to develop any products on behalf of the Company or its subsidiaries;

                  (f) any Contract where the customer under such Contract is a United States federal government and the aggregate amount payable by the customer exceeds $2,000,000;

                  (g) any Contract pending for the acquisition, directly or indirectly (by merger or otherwise) of assets with fair market value or book value in excess of $500,000 (other than inventory) or capital stock of another person; and

                  (h) any other Contract (other than real property leases) containing "change of control" provisions which would be triggered upon the Merger.

         True and complete copies of the written Contracts identified on Section
2.19 of the Company Disclosure Schedule have been filed with the SEC as exhibits to the Company SEC Reports or delivered to Parent, including, without limitation, all material schedules, exhibits and annexes to such Contracts. There are no contracts, plans, undertakings, commitments or agreements which are material to the Company other than those listed in Section 2.10(a), 2.16 or 2.19 of the Company Disclosure Schedule or those filed as exhibits to the Company SEC Reports.

         SECTION II.20 Absence of Breaches or Defaults. Except as set forth in
Section 2.20 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries nor, to the Company's knowledge, any other party to any Contract is in default under, or in breach or violation of, any Contract and, to the knowledge of the Company, no event has occurred which, with the giving of notice or passage of time or both would constitute a default under any Contract, except for such defaults, breaches and violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, other than Contracts which have terminated or expired in accordance with their terms, each of the Contracts is valid, binding and enforceable in accordance with its terms against the Company and, to the Company's knowledge, the other party (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered on a proceeding in equity or at law) and an implied covenant of good faith and fair dealing) and is in full force and effect. No event (except for the execution, delivery and performance of this Agreement) has occurred which either entitles, or would, on notice or lapse of time or both, entitle the holder of any indebtedness for borrowed money of the Company or any of its subsidiaries to accelerate, or which does accelerate, the maturity of any indebtedness affecting the Company or any of its subsidiaries, except as set forth in Section 2.5(a) or 2.20 of the Company Disclosure Schedule.

         SECTION II.21 Intellectual Property. (a) Section 2.21(a) of the Company Disclosure Schedule sets forth all material Intellectual Property (as defined below) that is owned or used by the Company or any of its subsidiaries and is filed or registered with, or issued by, a governmental authority and all material IP Licenses (as defined below). Except as set forth in Section 2.21(b) of the Company Disclosure Schedule or except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its subsidiaries own or have the right to use all Intellectual Property material to their businesses as currently conducted, (ii) such Intellectual Property is valid, unexpired, enforceable and has not been abandoned; (iii) each Intellectual Property license to which the Company or any of its subsidiaries is a party ("IP License") is valid and enforceable, and the Company and its subsidiaries are not in breach or default thereunder; (iv) the Company and its subsidiaries are not infringing or otherwise impairing the Intellectual Property of any third party, and no third party is infringing or otherwise impairing their Intellectual Property; (v) there is no pending or, to the knowledge of the Company, threatened action or order relating to any Intellectual Property owned or used by the Company and its subsidiaries; and
(vi) the Company and its subsidiaries have taken reasonable steps to protect, maintain and safeguard their Intellectual Property. For purposes hereof, "Intellectual Property" means all U.S. and foreign intellectual property, including without limitation (i) inventions, discoveries, processes, formulae, designs, methods, procedures, concepts, developments, technology, and all related improvements and know-how; (ii) copyrights and copyrightable works, including computer applications, programs, hardware, software, systems, databases and related items; (iii) trademarks, service marks, trade names, brand names, corporate names, logos and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; and (iv) trade secrets, data and other confidential information.

         (b) Neither the Company nor any of its subsidiaries has licensed Intellectual Property owned by them (or licensed to them by a third party) to any person in a manner that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and the transactions contemplated by this Agreement will not constitute a breach, or otherwise reduce or impair the rights of the Company or any of its subsidiaries, under such IP Licenses except such breaches, reductions or impairments which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

         (c) The ownership of Intellectual Property and the right to secure such rights currently enjoyed by the Company and its subsidiaries will not be affected by the transactions contemplated by this Agreement in any manner that would reasonably be expected to have a Material Adverse Effect.

         SECTION II.22 Reorganization Qualification. Neither Company nor, to its knowledge, any of its affiliates, has taken or agreed to take any action, or knows of any circumstances, that (without regard to any action taken or agreed to be taken by Parent or any of its affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

         SECTION II.23 Rights Agreement. The Rights Agreement, dated as of August 25, 1987, as amended and restated as of July 31, 1996 (the "Rights Agreement"), between the Company and KeyBank National Association, as Rights Agent, has been amended so as to provide that: (i) neither Parent or Sub will become an "Acquiring Person" and (ii) no "Acquisition Date", "Triggering Event" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur, in either case, as a result of the approval, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and the Rights (as defined in the Rights Agreement) will expire immediately prior to the Effective Time. Since July 31, 1996, the Rights Agreement has not been amended or otherwise modified in any respect (other than the substitution of the rights agent thereunder on June 11, 1997).

         SECTION II.24 Cisco Shares. The Company owns beneficially and of record 4,166,083 shares (the "Cisco Shares") of common stock of Cisco Systems, Inc. free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting or transfer rights, charges or other encumbrances or restrictions of any nature whatsoever, other than any restrictions under applicable securities laws and the restrictions described on Section 2.24 of the Company Disclosure Schedule. Except for the transactions described on Section
2.24 of the Company Disclosure Schedule (the "Existing Hedging Transactions"), the Cisco Shares are not subject to any hedging agreement or other arrangement to change the Company's economic interest therein. Neither the Company nor any of its subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

         Parent and Sub hereby, jointly and severally, represent and warrant to the Company that:

         SECTION III.1 Corporate Organization. (a) Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (as defined below). Each of Parent and Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed or in good standing which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. When used in this Article III or otherwise in connection with Parent or any of its subsidiaries (including Sub), the term "Parent Material Adverse Effect" means any change or effect that would be materially adverse to the business, assets (including intangible assets), liabilities (including contingent liabilities), financial condition or results of operations of Parent and its subsidiaries taken as a whole or that would materially impair the ability of Parent to perform its obligations hereunder; provided, however, that a Material Adverse Effect with respect to the Parent shall not include any change or effect resulting from (i) the United States economy in general and not relating specifically to the business of Parent and its subsidiaries taken as a whole or
(ii) revenue declines attributable to long-standing customers of Parent becoming customers of the Company after the date hereof.

         (b Parent has heretofore furnished to or made available to the Company a complete and correct copy of its certificate of incorporation and by-laws as currently in effect. Such certificate of incorporation and by-laws are in full force and effect and no other organizational documents are applicable to or binding upon Parent.

         (c) Sub has heretofore furnished to or made available to the Company a complete and correct copy of the certificate of incorporation of Sub and the by-laws of Sub as currently in effect. Such certificate of incorporation and bylaws are in full force and effect and no other organizational documents are applicable to or binding upon Sub.

         SECTION III.2 Capitalization. (a) The authorized capital stock of Parent consists of 310,000,000 shares, consisting of 300,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share. As of June 30, 2000, (i) 137,245,433 shares of Parent Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) 18,124,453 shares of Parent Common Stock were held in the treasury of Parent, (iii) no shares of Parent Common Stock which are restricted stock were issued and outstanding and (iv) an aggregate of 24,486,026 shares of Parent Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding stock options to purchase shares of Parent Common Stock issued pursuant to the employee benefit plans of Parent or warrants to purchase shares of Parent Common Stock issued to directors ("Parent Options"). No shares of preferred stock of Parent are outstanding or held in the treasury of Parent. Except (i) as set forth above or
(ii) as a result of the exercise of the Parent Options outstanding as of June 30, 2000, there are outstanding as of the date hereof (a) no shares of capital stock or other voting securities of Parent, (b) no securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent, (c) no options, warrants, or other rights to acquire from Parent, and no obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent and (d) no equity equivalents, interests in the ownership or earnings of Parent or other similar rights (the shares, securities and other rights referred to in clauses (a), (b), (c) and (d), collectively, "Parent Securities"). All of the shares of Parent Common Stock issuable as consideration in the Merger at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth in Section 3.2(a) of the Parent Disclosure Schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"), as of the date hereof there are no outstanding obligations of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. Except as set forth in Section 3.2(a) of the Parent Disclosure Schedule, as of the date hereof (x) there are no outstanding obligations of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities, (y) there is no voting trust or other agreement or understanding to which Parent or any of its subsidiaries is a party or is bound with respect to the voting of the capital stock or other voting securities of Parent and (z) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent to which Parent or any of its subsidiaries is a party.

         (b The authorized capital stock of Sub consists of 100 shares of common stock, par value $0.01 per share, 100 shares of which are duly authorized, validly issued and outstanding, fully paid and nonassessable and owned by Parent free and clear of all liens, claims and encumbrances. Sub was formed solely for the purpose of engaging in a business combination transaction with the Company and has engaged in no other business activities and has conducted its operations only as contemplated hereby.

         SECTION III.3 Authority Relative to This Agreement. Each of Parent and Sub has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by each of Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the filing of appropriate merger documents as required by the DGCL). This Agreement has been duly executed and delivered by Parent and Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each such corporation enforceable against such corporation in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered on a proceeding in equity or at law) and an implied covenant of good faith and fair dealing).

         SECTION III.4 No Conflict; Required Filings and Consents. (a) Except as set forth in Section 3.4(a) of the Parent Disclosure Schedule, the execution, delivery and performance of this Agreement by Parent and Sub do not and will not: (i) conflict with or violate the respective certificates of incorporation or by-laws of Parent or Sub; (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i), (ii) and (iii) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree of any governmental authority applicable to Parent or Sub or by which either of them or any of their respective properties are bound or affected; or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Parent or Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Sub is a party or by which Parent or Sub or any of their respective properties are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Merger or to have a Parent Material Adverse Effect.

         (b Except as set forth in Section 3.4(b) of the Parent Disclosure Schedule, the execution, delivery and performance of this Agreement by Parent and Sub do not and will not require Parent or any of its subsidiaries to obtain or make any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements of the Securities Act and the rules and regulations promulgated thereunder, the Exchange Act and the rules and regulations promulgated thereunder, the HSR Act, the Regulation, similar foreign laws regulating competition, the rules and regulations of Nasdaq, the NYSE, the Communications Act of 1934, as amended, any rules, regulations, practices and policies promulgated by the FCC and state securities, takeover and Blue Sky laws, (ii) the filing and recordation of appropriate merger or other documents as required by the DGCL, and (iii) such consents, approvals, authorizations, permits, actions, filings or notifications the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent the consummation of the Merger or to have a Parent Material Adverse Effect.

         SECTION III.5 Compliance. Except as set forth in Section 3.5 of the Parent Disclosure Schedule, Parent and each of its subsidiaries are in compliance with, and are not in default or violation of, (i) the Certificate of Incorporation and By-Laws of Parent or the equivalent organizational documents of such subsidiary, (ii) all laws (including, without limitation, Environmental
Laws), rules, regulations, orders, judgments and decrees of any governmental authority applicable to them or by which any of their respective properties are bound or affected and (iii) all notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, permits, franchises and other instruments or obligations to which any of them are a party or by which any of them or any of their respective properties are bound or affected, except, in the case of clauses (ii) and (iii), for any such failures of compliance, defaults and violations which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Except as disclosed with reasonable specificity prior to the date hereof in the Parent SEC Reports and except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (x) Parent and its subsidiaries have all permits, licenses, authorizations, consents, approvals and franchises from governmental agencies required to conduct their businesses as now being conducted and (y) neither Parent nor any of its subsidiaries has received notice of any revocation or modification of any such permit, license, authorization, consent or approval.

         SECTION III.6 SEC Filings; Financial Statements. (a Parent and, to the extent applicable, each of its then or current subsidiaries, has filed all forms, reports, statements and documents required to be filed with the SEC since January 1, 1999 (collectively, the "Parent SEC Reports"), each of which has complied in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder, or the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. None of such Parent SEC Reports (including but not limited to any financial statements or schedules included or incorporated by reference therein) contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except to the extent revised or superseded by a subsequent filing with the SEC, none of the Parent SEC Reports filed by Parent since January 1, 1999 and prior to the date hereof contains any untrue statement of a material fact or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         (b Each of the audited and unaudited consolidated financial statements of Parent and its subsidiaries (including any related notes thereto) included in Parent SEC Reports complies or, if not yet filed, will comply when filed as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and has been or, if not yet filed, will when filed have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presents or, if not yet filed, will when filed fairly present in all material respects the consolidated financial position of Parent and its subsidiaries at the respective date thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

         (c Parent has heretofore furnished the Company with Parent's consolidated results of operations for the three month period ended June 30, 2000. Such financial information has been prepared in good faith and in a manner consistent with previous quarterly financial statements and, to the knowledge of Parent, fairly present in all material respects the consolidated results of operations of Parent and its subsidiaries for the periods indicated.

         SECTION III.7 Absence of Certain Changes or Events. Since December 31, 1999, except as specifically contemplated by this Agreement, disclosed with reasonable specificity in the Parent SEC Reports filed and publicly available prior to the date of this Agreement or disclosed in Section

3.7 of the Parent Disclosure Schedule, Parent and its subsidiaries have conducted their businesses through the date hereof only in the ordinary course and in a manner consistent with past practice and since December 31, 1999 there has not been (i) any conditions, events or occurrences which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of Parent or any of its subsidiaries which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or (iii) any other action which, if it had been taken after the date hereof, would have required the consent of the Company under
Section 4.2 hereof.

         SECTION III.8 Form S-4; Proxy Statement. None of the information supplied by Parent or Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders and at the time of the meeting of the Company's stockholders held to vote on adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4.

         SECTION III.9 Brokers. No broker, finder or investment banker (other than Bear Stearns & Co. Inc., the fees and expenses of which shall be paid by Parent) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

         SECTION III.10 Absence of Litigation. Except as disclosed in the Parent SEC Reports filed and publicly available prior to the date of this Agreement or in Section 3.10 of the Parent Disclosure Schedule, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, or any properties or rights of Parent or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that (i) if adversely determined, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect or (ii) seek to enjoin or prohibit as of the date hereof the consummation of the transactions contemplated hereby. Neither Parent nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree, determination or award having, or which, would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or would enjoin or prohibit the consummation of the transactions contemplated hereby.

         SECTION III.11 Reorganization Qualification. Neither Parent nor Sub, nor to Parent's knowledge, any affiliate of Parent, has taken or agreed to take any action, or knows of any circumstances, that (without regard to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of
Section 368(a) of the Code.

         SECTION III.12 Knowledge. Parent does not have actual knowledge, as of the date hereof, of any material breach of the representations and warranties of the Company set forth in this Agreement. As used in this Agreement, actual knowledge with respect to Parent means the actual knowledge of the Chief Executive Officer, the Chief Financial Officer and the General Counsel of Parent.


                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

         SECTION IV.1 Conduct of Business of the Company Pending the Merger. The Company covenants and agrees that, during the period from the date hereof to the Effective Time, unless Parent shall otherwise agree in writing in advance, the businesses of the Company and its subsidiaries shall be conducted only in the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws; and the Company and its subsidiaries shall each use its reasonable best efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers, licensors, licensees, advertisers, distributors and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, neither the Company nor any of its subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly do, or agree, authorize or commit to do, any of the following without the prior written consent of
Parent:

         (a Amend its Certificate of Incorporation or By-Laws or equivalent organizational documents;

         (b Issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, (A) any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock), of the Company or any of its subsidiaries (except for the issuance of shares of Company Common Stock issuable in accordance with the terms of Stock Rights outstanding as of the date hereof and identified on the list referred to in the last sentence of Section 2.3(a) or the Convertible Debentures or referred to in Item 4 of Section 2.3(a) of the Company Disclosure Schedule) or (B) any property or assets, whether tangible or intangible, of the Company or any of its subsidiaries with a fair market value or book value in excess of $1,000,000 in the aggregate, except for sales of goods and products in the ordinary course of business and in a manner consistent with past practice;

         (c Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its or its subsidiaries' capital stock;

         (d Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or any capital stock of any of its subsidiaries;

         (e (i) Acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or (except for the purchase of raw materials, inventory and supplies in the ordinary course of business and capital expenditures permitted by clause
(vii) below) any assets with a fair market value or book value of $1,000,000 in the aggregate; (ii) sell, transfer, lease, mortgage, pledge, encumber or otherwise dispose of or subject to any lien any of its assets with a fair market value or book value of $1,000,000 in the aggregate (including capital stock of subsidiaries), except for the sale of goods and products in the ordinary course of business; (iii) incur any indebtedness for borrowed money (other than (i) borrowings of up to $25,000,000 in the aggregate in the ordinary course of business pursuant to the revolving credit facilities identified in Section 2.19 of the Company Disclosure Schedule and (ii) borrowings of up to $10,000,000 incurred to pay, immediately prior to the Closing, fees and out-of-pocket expenses in connection with the transactions contemplated hereby) or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person (other than a wholly-owned subsidiary of the Company); (iv) except as permitted by subsection (f) below, enter into any transaction, contract, commitment, arrangement or understanding with any affiliate of the Company or any other persons or entities referred to in Section 2.16; (v) except as otherwise permitted by this Section 4.1, enter into any commitments or transactions involving consideration, transfer of assets or payments (or covers revenues pursuant to marketing or distribution arrangements) in excess of $5,000,000 or otherwise material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole; (vi) enter into any new material line of business; (vii) authorize any single capital expenditure which is in excess of $2,000,000 or capital expenditures which are, in the aggregate, in excess of $10,000,000 for the Company and its subsidiaries taken as a whole; or (viii) enter into, amend in any material respect, renew or terminate any contract or agreement involving consideration or payments in excess of $1,000,000, any joint venture arrangements or any other contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 4.1(e);

         (f Except to the extent required under applicable law or under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement, increase or otherwise amend the compensation or fringe benefits of any of its directors, officers or employees

(except for increases in salary or wages of employees who are not officers in the ordinary course of business in accordance with past practice not to exceed $1.5 million in the aggregate), or grant any retention, severance or termination pay not currently required to be paid under existing severance plans or enter into, or amend, renew or terminate, any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company or any of its subsidiaries, or establish, adopt, enter into or amend, renew or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, other than as required by the terms thereof or by applicable law, or amend the terms of any outstanding options to purchase any equity of the Company or any subsidiary (including accelerating the vesting or lapse of repurchase rights or obligations);

         (g Except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting practices or principles used by it;

         (h Revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or notes or accounts receivable;

         (i Take any action that (without regard to any action taken or agreed to be taken by Parent or any of its affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

         (j Except as may be required by law, make or change any Tax election, file any amended Tax Return, settle or compromise any federal, state, local or foreign Tax liability, change any annual Tax accounting period, change any method of Tax accounting, enter into any closing agreement relating to any Tax, surrender any right to claim a Tax refund, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

         (k Settle or compromise any pending or threatened suit, action or claim which is in an aggregate amount in excess of $500,000 (provided that such settlement or compromise does not involve any material non-monetary obligations on the part of the Company and its subsidiaries) or which relates to the transactions contemplated hereby;

         (l Pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $500,000, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice;

         (m Fail to use reasonable best efforts to maintain in full force and effect the existing insurance policies covering the Company and its subsidiaries and their respective properties, assets and businesses;

         (n Enter into any agreement or contract so as to include, or amend any agreement or contract so as to include, any of the following provisions, or amend any of the following provisions to the extent contained in any agreement or contract: (i) any provision limiting the freedom of the Company or any of its subsidiaries or affiliates to engage in any line of business or compete with any person or operate at any location or (ii) any "change of control" provision which would be triggered upon the Merger, any sale of the Company or any of its subsidiaries or similar transaction; or

         (o Repurchase any shares of Company Common Stock pursuant to the Company's stock repurchase program; or

         (p Take, authorize or offer to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.1(a) through 4.1(o) or any action which would reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied.

         SECTION IV.2 Conduct of Business of Parent Pending the Merger. (a) During the period from the date of this Agreement to the Effective Time (except as otherwise contemplated by the terms of this Agreement), Parent shall use its reasonable best efforts to preserve intact its and its subsidiaries' current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time, in each case to the extent commercially appropriate.

         (b Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, Parent shall not, without the prior consent of the Company:

     (i Amend Parent's certificate of incorporation (except to change the number of authorized shares of capital stock) or by-laws in a manner that would be materially adverse to the holders of Parent Common Stock;

     (ii Other than in connection with acquisitions having a value of not more than $750,000,000 in the aggregate, issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock), of Parent or any of its subsidiaries (except for the issuance of shares of Parent Common Stock or the grant of employee stock options in accordance with the terms of Parent's employee benefit plans in existence on the date hereof or approved by the stockholders of Parent), if any such action would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby;

     (iii Acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, if any such action would reasonably be expected to delay materially the consummation of the transactions contemplated hereby; or

          (iv Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.2(b)(i) through 4.2(b)(iii) or any action which (except as otherwise provided herein) would reasonably be likely to result in any of the conditions set forth in
     Article VI not being satisfied.

         (c Parent shall not, and shall not permit any of its subsidiaries to, intentionally take any action that (without regard to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         SECTION V.1 Preparation of Form S-4 and the Proxy Statement; Stockholder Meeting. (a) Promptly following the date of this Agreement, the Company shall, with the assistance and approval of Parent, prepare and file with the SEC the Proxy Statement, and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities law in connection with the issuance of Parent Common Stock in connection with the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock and rights to acquire Company Common Stock pursuant to the Stock Plans as may be reasonably required in connection with any such action. Each of Parent, Sub and the Company shall furnish all information concerning itself to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Form S-4 and the preparation, filing and distribution of the Proxy Statement. The Company, Parent and Sub each agree to correct any information provided by it for use in the Form S-4 or the Proxy Statement which shall have become false or misleading.

         (b The Company, acting through its Board of Directors, shall, subject to and in accordance with its Certificate of Incorporation and By-

Laws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Form S-4 becomes effective a meeting of the holders of Company Common Stock for the purpose of voting to adopt this Agreement, and (i) recommend adoption of this Agreement, by the stockholders of the Company and include in the Proxy Statement such recommendation and (ii) take all reasonable and lawful action to solicit and obtain such approval. The Board of Directors of the Company shall not withdraw, amend or modify in a manner adverse to Parent its recommendation referred to in clause (i) of the preceding sentence (or announce publicly its intention to do so), except that such Board of Directors shall be permitted to withdraw, amend or modify its recommendation (or publicly announce its intention to do so) if:
(i) the Company has complied in all material respects with Section 5.4; (ii) an unsolicited Superior Proposal (as defined in Section 5.4) shall have been proposed by any person other than Parent or Sub and such proposal is pending at the time of such withdrawal, amendment or modification; and (iii) the Company shall have notified Parent of such Superior Proposal at least five business days in advance of its intention to effect such withdrawal, amendment or modification (which five business day period shall be contemporaneous with that provided for in Section 7.1(j)(i) if such notice includes a notice of termination contemplated by such Section). Without limiting the generality of the foregoing, subject to the Company's rights pursuant to Sections 5.4 and 7.1(j), the Company agrees that its obligations under this Section 5.1(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (as defined in Section 5.4).

         SECTION V.2 Accountants' Letters. (a) The Company shall use its reasonable best efforts to cause to be delivered to Parent "comfort" letters of Arthur Andersen LLP and PricewaterhouseCoopers LLP, the Company's present and former independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4. In connection with the Company's efforts to obtain such letter, if requested by Arthur Andersen LLP or PricewaterhouseCoopers LLP, Parent shall provide a representation letter to such accounting firm, complying with the Statement on Auditing Standards No. 72 ("SAS 72") or with the Statement on Auditing Standards No. 76, if then required.

         (b Parent shall use its reasonable best efforts to cause to be delivered to the Company a "comfort" letter of Deloitte & Touche LLP, Parent's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4. In connection with the Parent's efforts to obtain such letter, if requested by Deloitte & Touche LLP, the Company shall provide a representation letter to Deloitte & Touche LLP complying with SAS 72 or with the Statement on Auditing Standards No. 76, if then required.

                  SECTION V.3 Access to Information; Confidentiality. (a From the date hereof to the Effective Time or the earlier termination of this Agreement, each of the Company and Parent shall, and shall cause its subsidiaries, officers, directors, employees, auditors and other agents to, afford the officers, employees, auditors and other agents of Parent or the Company, respectively, during normal business hours reasonable access at all reasonable times to its officers, employees, auditors, legal counsel, properties, offices, plants and other facilities and to all books and records, and shall furnish Parent or the Company, respectively, with all financial, operating and other data and information as Parent or the Company, respectively, through its officers, employees or agents may from time to time reasonably request. In addition, subsequent to the date of this Agreement, Parent and/or any of its subsidiaries may initiate communications with any officer or key employee of the Company for the purpose of addressing the prospective retention of such officer or employee following the Closing, provided that (i) Parent believes, in good faith, that there is a compelling, legitimate business need to initiate such communication prior to the Closing Date, (ii) such communications shall be conducted in coordination with the Company's chief executive officer and (iii) Parent shall not solicit to hire such officer or key employee through such communications.

                  (b Each of the Company and Parent will hold and will cause its directors, officers, employees, agents, advisors (including, without limitation, counsel and auditors) and controlling persons to hold any such information or data which is nonpublic in confidence on the same terms and conditions as the confidentiality provisions set forth in the Confidentiality Agreement dated June 16, 2000, as amended from time to time, between the Company and Parent (the "Confidentiality Agreement").

                  (c No investigation pursuant to this Section 5.3 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

                  SECTION V.4 No Solicitation of Transactions. The Company agrees that neither it nor any of its subsidiaries nor any of the officers and directors of it or its subsidiaries shall, and that it shall direct and cause its and its subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its subsidiaries, or (ii) any purchase or sale of all or any significant portion of the assets or 15% or more of the voting securities of it or any of its subsidiaries (other than the Merger) (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Company further agrees that neither it nor any of its subsidiaries nor any of the officers and directors of it or its subsidiaries shall, and that it shall direct and cause its and its subsidiaries' employees, agents and representatives (including any investment banker attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any person (other than Parent and Sub) relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal. Notwithstanding the foregoing, the Company or its Board of Directors shall be permitted to (A) to the extent applicable, comply with Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal, or (B) engage in any discussions or negotiations with, or provide any information to, any person in response to an unsolicited bona fide written Acquisition Proposal by any such person, if and only to the extent that, in the case of the actions referred to in clause (B), (i) the Company's stockholders meeting relating to the adoption of this Agreement by the stockholders of the Company shall not have occurred, (ii) the Board of Directors of the Company, by majority vote, concludes in good faith, after consultation with its financial advisors and legal advisors, that, as a result of such Acquisition Proposal, such action is reasonably necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law, and (iii) prior to providing any information or data to any person in connection with an Acquisition Proposal by any such person, the Board of Directors of the Company receives from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement. In the event an Acquisition Proposal is made, the Board of Directors of the Company shall promptly notify Parent of such proposal, together with the name of such person and the material terms and conditions of any proposals or offers. The Company agrees that it will keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal or similar transaction or arrangement. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 5.4 of the obligations undertaken in this Section 5.4. Nothing in this Section 5.4 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article VII hereof) or (y) affect any other obligation of the Company under this Agreement. For purposes of this Agreement, "Superior Proposal" shall mean a bona fide written Acquisition Proposal which the Board of Directors of the Company concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) would, if consummated, be more favorable to the Company's stockholders, from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed (provided that for purposes of this definition of "Superior Proposal," the term Acquisition Proposal shall have the meaning assigned to such term in this Section 5.4, except that the reference to "15% or more" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "a majority" and "Acquisition Proposal" shall only be deemed to refer to a transaction involving voting securities of the Company, and the reference to "assets" (including the shares of any subsidiary of the Company) shall refer to the assets of the Company and its subsidiaries, taken as a whole, and not the assets of any of the subsidiaries alone).

                  SECTION V.5 Employee Benefits Matters. (a) The Company shall or Parent shall cause the Company and the Surviving Corporation to promptly pay or provide when due all compensation and benefits earned through or prior to the Effective Time as provided pursuant to the terms of any Plans in existence as of the date hereof and set forth on Section 2.10(a) of the Company Disclosure Schedule for all employees (and former employees) and directors (and former directors) of the Company. Parent and the Company agree that the Company and the Surviving Corporation shall pay promptly or provide when due all compensation and benefits required to be paid pursuant to the terms of any individual agreement with any employee, former employee, director or former director in effect and disclosed to Parent as of the date hereof. Nothing herein shall require the continued employment of any person or prevent the Company and/or the Surviving Corporation from taking any action or refraining from taking any action which the Company could take or refrain from taking prior to the Effective Time.

                  (b) As of the Effective Time, employees of the Company who continue employment with the Surviving Corporation as of the Effective Time (the "Affected Employees") shall be entitled to participate in the employee benefit plans of Parent on substantially the same terms and conditions as similarly situated employees of Parent. Parent shall provide, or shall cause the Surviving Corporation to provide, Affected Employees with full credit for purposes of eligibility to participate, eligibility for benefit forms and subsidies (other than under any defined benefit pension plan), vesting, benefit accrual (other than benefit accrual under any defined benefit pension plans) and determination of the level of benefits under such plans for such Affected Employees' service with the Company (except to the extent necessary to avoid duplication of benefits and except under any post-retirement medical or life insurance arrangements sponsored by Parent, the Surviving Corporation, or their affiliates). In addition, Parent shall, or shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans in which such employees may be eligible to participate after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time for the year in which the Effective Time occurs.

                  (c) To the extent requested by Parent, the Company will use commercially reasonable efforts to cooperate to limit gross-up, parachute and severance payments in order that the Company (prior to the Merger), the Surviving Corporation and Parent do not incur material costs so long as (i) the financial impact on the relevant individuals is not material in light of the savings realized by the Company and (ii) the relevant individuals consent to such limitation to the extent the Company reasonably determines such consent is required; provided that, nothing in this Section 5.5(c) shall require the Company to violate any of its contractual obligations or any applicable law; provided, further that, the Company shall use commercially reasonable efforts to obtain any such consent.

                  SECTION V.6 Directors' and Officers' Indemnification; Insurance. (a) For six years from the Effective Time, to the full extent permitted under the DGCL, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee or agent (an "Indemnified Person") of the Company or any of its subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including attorneys' fees and expenses), judgments, fines, losses and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of: (i) the fact that such Indemnified Person is or was a director, officer, employee or agent of the Company or any of its subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; or
(ii) this Agreement or any of the transactions contemplated hereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, or at or after the Effective Time. Without limiting the generality of the preceding sentence, in the event any Indemnified Person becomes involved in any Claim, after the Effective Time, Parent shall cause the Surviving Corporation to periodically advance to such Indemnified person its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the providing by such Indemnified Person of an undertaking to reimburse all amounts so advanced in the case of a final nonappealable determination by a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified therefor.

                  (b) The Certificate of Incorporation and the By-Laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification and exculpation from liability than are set forth in Article VI of the Certificate of Incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the persons referred to therein.

                  (c) For three years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the current directors' and officers' liability insurance policy covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy to the extent that it provides coverage for events occurring prior to the Effective Time (a copy of which has been heretofore delivered to Parent), so long as the annual premium therefor would not be in excess of 125% of the most recent 12-month premium paid prior to the date of this Agreement (the "Company's Current Premium"). If such premiums for such insurance would at any time exceed 125% of the Company's Current Premium, then the Surviving

Corporation shall cause to be maintained policies of insurance which in the Surviving Corporation's good faith determination, provide the maximum coverage available at an annual premium equal to 125% of the Company's Current Premium. The Company represents to Parent that the Company's Current Premium is $481,400.

                  SECTION V.7 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Company, Parent or Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  SECTION V.8 Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as practicable after the date hereof, including but not limited to (i) cooperation in the preparation and filing of the Form S-4, the Proxy Statement, and required filings under the HSR Act and any amendments to any thereof and (ii) using its reasonable best efforts to make all required regulatory filings and applications and to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its subsidiaries as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Merger. In furtherance and not in limitation of the foregoing, each party hereto agrees to make, to the extent it has not already done so, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such necessary action. In the event that a suit or objection is instituted by any person or governmental authority challenging this Agreement and the transactions contemplated hereby as violative of applicable competition and antitrust laws, each of Parent and the Company shall use their reasonable best efforts to resist or resolve such suit or objection. Notwithstanding the foregoing, in connection with any such objection or suit instituted by such person or governmental authority (including, but not limited to, the Federal Trade Commission or the Antitrust Division of the Department of Justice), neither Parent nor Sub shall be required to provide any undertakings or agree to any condition that could reasonably be expected to (a) result in a substantial detriment to Parent's or the Company's business, financial condition, results of operations or prospects or (b) materially diminish the strategic or financial benefits of the transactions contemplated hereby.

                  SECTION V.9 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with its securities exchange.

                  SECTION V.10 Stock Exchange Listing. Parent shall use its reasonable best efforts to have approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance, the Parent Common Stock to be issued pursuant to the Merger.

                  SECTION V.11 Affiliates. Prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons who are, at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its best efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit A hereto.

                  SECTION V.12 Amendments to the Rights Agreement. Except as expressly contemplated by Section 2.24 of this Agreement, the Company agrees that it will not amend, modify or waive any provision of the Rights Agreement and shall not take any action to redeem the Rights or render the Rights inapplicable to any transaction.

                  SECTION V.13 Cisco Shares. The Company will not sell, pledge, assign, distribute, exchange, hypothecate or otherwise transfer, or enter into any hedging agreement or other arrangement (in addition to the Existing Hedging Transactions) to change its economic interest in respect of, any of the Cisco Shares. The Company will not amend, terminate or otherwise modify the Existing Hedging Transactions in any respect.

                  SECTION V.14 Tax Matters. To the extent requested by Parent, the Company will use commercially reasonable efforts to cooperate to minimize the tax consequences of the Cisco Shares, the Stock Rights and net operating losses; provided that, nothing in this Section 5.14 shall require the Company to violate any of its contractual obligations or any applicable law.

                  SECTION V.15 Operating Expenses. The Company shall cause its operating expenses to not exceed the amounts set forth in Section 5.15(a) of the Company Disclosure Schedule. The Company shall not waive or amend, nor take any actions materially inconsistent with, the terms of the letter attached as
Section 5.15(b) of the Company Disclosure Schedule.


                                   ARTICLE VI

                              CONDITIONS OF MERGER

                  SECTION VI.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction (or, to the extent permitted by applicable law, waiver) at or prior to the Closing Date of the following conditions:

                  (a) This Agreement shall have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock.

                  (b) No statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any court or governmental authority of competent jurisdiction which prohibits, restrains, enjoins or restricts the consummation of the Merger; provided, however, that the parties shall use their reasonable best efforts to cause any such decree, ruling, injunction or other order to be vacated or lifted.

                  (c) Any waiting period applicable to the Merger under the HSR Act and any applicable foreign antitrust or competition laws shall have terminated or expired.

                  (d) The Form S-4 and any required post-effective amendment thereto shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration of the Parent Common Stock to be exchanged for Company Common Stock in the Merger shall have been complied with.

                  (e) The shares of Parent Common Stock issuable to the holders of Company Common Stock pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

                  SECTION VI.2 Conditions to Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction (or, to the extent permitted by applicable law, waiver) at or prior to the Closing Date of the following additional conditions:

                  (a) Parent and Sub shall have performed or complied with in all material respects their agreements and covenants contained in this Agreement required to be performed or complied with at or prior to the Closing Date and the representations and warranties of Parent and Sub contained in this Agreement qualified as to materiality shall be true in all respects, and those not so qualified shall be true in all material respects, in each case when made and on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent in any case that such representations and warranties speak as of another date), except as expressly contemplated or otherwise expressly permitted by this Agreement. The Company shall have received a certificate signed on behalf of Parent by the chief executive officer or chief financial officer of Parent to such effect.

                  (b) At any time on or after the date of this Agreement there shall not have occurred any material adverse change in the business, assets

(including intangible assets), liabilities (including contingent liabilities), financial condition or results of operations of Parent and its subsidiaries taken as a whole, except for changes resulting from (i) the United States economy in general and not relating specifically to the business of Parent and its subsidiaries taken as a whole or (ii) revenue declines attributable to long-standing customers of Parent becoming customers of the Company after the date hereof.

                  (c) The opinion, based on appropriate representations of the Company and Parent, of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, to the effect that (i) the Merger will be treated for Federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) Parent, Sub and the Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code, dated the Closing Date, shall have been delivered.

                  SECTION VI.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction (or, to the extent permitted by applicable law, waiver) at or prior to the Closing Date of the following additional conditions:

                  (a) Except as expressly contemplated or otherwise expressly permitted by this Agreement, (i) the Company shall have performed or complied with in all material respects its agreements and covenants contained in this Agreement required to be performed or complied with at or prior to the Closing Date, (ii) the representations and warranties of the Company contained in this Agreement qualified as to materiality shall be true in all respects, and those not so qualified shall be true in all material respects, in each case when made and on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent in any case that such representations and warranties speak as of another date and except to the extent that the aggregate effect of all inaccuracies in the Specified Representations (as defined below), which Parent has notified in writing to the Company that Parent has reasonably determined is adverse in any material respect to the business, assets (including intangible assets), liabilities (including contingent liabilities), financial condition or results of operations of the Company or the realization of the benefits of the transactions contemplated hereby as set forth in the press release attached as Exhibit B hereto, would not reasonably be expected to result in costs, losses, liabilities, payments, damages or expenses to the Company or Parent in excess of $25 million), and (iii) the aggregate effect of all inaccuracies in the representations and warranties of the Company contained in this Agreement (without giving effect to any qualifications as to materiality) would not reasonably be expected to have a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer of the Company to such effect. "Specified Representations" mean the representations and warranties set forth in (i) the first two sentences of Section 2.2, (ii) the last sentence of
Section 2.3(b), (iii) Section 2.7(e), (iv) Sections 2.10(a), 2.10(b) and 2.10(c), (v) Section 2.19 and (vi) the first sentence of Section 2.21.

                  (b) At any time on or after the date of this Agreement there shall not have occurred any material adverse change in the business, assets (including intangible assets), liabilities (including contingent liabilities), financial condition or results of operations of the Company and its subsidiaries taken as a whole, except for changes resulting from (i) the United States economy in general and not relating specifically to the business of the Company and its subsidiaries taken as a whole, (ii) revenue declines attributable to long-standing customers of the Company becoming customers of Parent after the date hereof or (iii) any events described in Section 2.1(a) of the Company Disclosure Schedule.

                  (c) The opinion, based on appropriate representations of the Company and Parent, of Simpson Thacher & Bartlett, counsel to Parent, to the effect that (i) the Merger will be treated for Federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) Parent, Sub and the Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code, dated the Closing Date, shall have been delivered.

                  (d) There shall not be pending by any governmental authority or any other third party any suit, action or proceeding (other than suits, actions or proceedings by shareholders of the Company in their capacity as shareholders), (i) challenging or seeking to enjoin or prohibit the consummation of the Merger or seeking to obtain from Parent or any of its subsidiaries any material damages in connection with the transactions contemplated hereby, (ii) seeking to enjoin or prohibit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, to dispose of or hold separate any significant portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement, or (iii) seeking to enjoin or prohibit Parent or any of its subsidiaries from controlling in any material respect the business or operations of the Company or its subsidiaries. Notwithstanding the foregoing, it shall not be a condition to Closing if there shall be pending any suit, action or proceeding by any third party (other than a governmental authority) seeking any of the relief specified in clauses (i), (ii) or (iii) above, if such suit, action or proceeding shall allege violations of federal, state or foreign antitrust or competition laws, unless Parent's Board concludes, taking into account the advice of outside counsel, that such third party has a reasonable probability of obtaining such relief.


                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

                  SECTION VII.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Closing Date, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company (except as otherwise stated herein):

                  (a)  By mutual written consent of Parent and the Company;

                  (b) By either Parent or the Company, if the Merger shall not have been consummated on or before March 31, 2001 (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective
Time);

                  (c) By Parent or the Company, if any required approval of the stockholders of the Company for this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof;

                  (d)      [Intentionally Omitted];

                  (e) By Parent or the Company if any court or other governmental body of competent jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable (provided that the terminating party shall have used reasonable best efforts to resist or resolve any such action);

                  (f) By the Company if prior to the Closing Date (i) there shall have been a breach of any representation or warranty on the part of Parent or Sub contained in this Agreement which would reasonably be expected to result in a closing condition not being satisfied, or (ii) there shall have been a breach of any covenant or agreement on the part of Parent or Sub contained in this Agreement which would reasonably be expected to result in a closing condition not being satisfied, which breach, in either case, shall not have been cured prior to 30 days following notice thereof;

                  (g) By Parent if prior to the Closing Date (i) there shall have been a breach of any representation or warranty on the part of the Company contained in this Agreement which would reasonably be expected to result in a closing condition not being satisfied, or (ii) there shall have been a breach of any covenant or agreement on the part of the Company contained in this Agreement which would reasonably be expected to result in a closing condition not being satisfied, which breach, in either case, shall not have been cured prior to 30 days following notice thereof;

                  (h) [Intentionally Omitted];

                  (i) By Parent,(i) if the Board of Directors of the Company shall have (a) failed to recommend or withdrawn, modified or amended in any respect adverse to Parent or Sub its approval or recommendation of this Agreement, the Merger or any of the other transactions contemplated herein or resolved to do so, or (b) approved or recommended a Superior Proposal from a person (other than Parent) or resolved to do so, or (ii) the Company breaches in any material respect any of its agreements set forth in Section 5.4;

                  (j) By the Company (but only prior to adoption by the stockholders of the Company of this Agreement), if the Board of Directors of the Company, by majority vote, shall have determined that an Acquisition

Proposal constitutes a Superior Proposal pursuant to, and in accordance with,
Section 5.4 hereof and shall have determined to approve such Superior Proposal; provided, however, that (i) the Company shall have provided to Parent five business days' notice of its intention to terminate this Agreement pursuant to this Section 7.1(j)(which notice shall specify all material terms and conditions of, and identify the party making, the Superior Proposal), (ii) the Company has complied in all material respects with Section 5.4, (iii) the Superior Proposal is pending at the time of such termination, (iv) the Board of Directors shall have determined in good faith, after giving effect to all concessions and modifications which may be offered by Parent pursuant to clause (v) below, on the basis of the advice of its financial advisors and outside legal counsel, that such proposal is a Superior Proposal, (v) within the five business-day period referred to in clause (i) above, the Company shall afford Parent the opportunity to modify the terms and conditions of this Agreement as would enable the Company and Parent to proceed with the transactions contemplated hereby and
(vi) it shall be a condition precedent to the termination of this Agreement by the Company pursuant to this Section 7.1(j) that the Company shall have made the payment of the fee and expenses required by Section 7.3; or

                  (k) By Parent, if any person or group (as defined in Section 13(d)(3)of the Exchange Act)(other than Parent, Sub or any of their affiliates) shall have become (x) the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of (i) at least 15% of the outstanding shares of Company Common Stock in a transaction or series of transactions approved by the board of directors of the Company (or with respect to which the Rights have been rendered inapplicable) or (ii) at least 25% of the outstanding shares of Company Common Stock or (y) shall have acquired 20% or more of the assets of the Company and its subsidiaries, taken as a whole.

                  SECTION VII.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Sections 5.3(b), 7.3 and Article VIII; provided, however, that nothing herein shall relieve any party from liability for any willful breach hereof.

                  SECTION VII.3 Fees and Expenses.

                  (a) If:

                  (i) This Agreement is terminated pursuant to Sections 7.1(i),
         (j) or (k); or

                  (ii) (x)(A) Parent or the Company terminates this Agreement pursuant to Section 7.1(c) and either (I) an Acquisition Proposal shall have been made at any time after the date hereof and either (X) shall be pending on the date of the Company's stockholders meeting held to vote upon the Merger or (Y) shall have become publicly announced at any time during the 20 business day period preceding such stockholders meeting (whether or not pending at the time of such stockholders meeting) or (II) the Average Parent Share Price (as defined below) exceeds $44

         (subject to equitable adjustment in the event of a share split, reverse share split or share dividend or distribution involving the Parent Common Stock), or (B) Parent terminates this Agreement pursuant to
         Section 7.1(g) and (y) in the case of (A) or (B), within 12 months thereafter, the Company enters into an agreement with respect to an Alternative Transaction or an Alternative Transaction is consummated;

then the Company shall pay to Parent and Sub, (A) simultaneously with any termination by the Company contemplated by Section 7.3(a)(j), (B) within one business day following any termination by Parent contemplated by Section 7.3(a)(i) or (k), and (C) within one business day following the earlier to occur of entering into such agreement or consummation described in clause (y) of
Section 7.3(a)(ii), a fee, in cash, of $25 million (the "Fee"), provided, however, that the Company shall in no event be obligated to pay more than one such fee with respect to all such occurrences and such termination. "Average Parent Share Price" means the average closing price of the Parent Common Stock on the NYSE (as reported on the Wall Street Journal or, if not reported therein, another authoritative source mutually selected by Parent and the Company) for the ten trading days immediately preceding the date of the Company's stockholders meeting.

                  For purposes of this Section 7.3, "Alternative Transaction" means any of the following events: (i) the acquisition of the Company by merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution or otherwise by any person other than Parent, Sub or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of 20% or more of the assets of the Company and its subsidiaries, taken as a whole; or (iii) the acquisition by a Third Party of (A) at least 15% of the outstanding shares of Company Common Stock in a transaction or series of transactions approved by the board of directors of the Company (or with respect to which the Rights have been rendered inapplicable) or (B) at least 25% of the outstanding shares of Company Common Stock.

                  (b) The Company and Parent agree that if this Agreement shall be terminated pursuant to (i) Section 7.1(b), because of the failure to satisfy any of the conditions to the Merger set forth in Sections 6.1(c), 6.1(d), 6.1(e) or 6.2(a) (other than due to any inaccuracy or breach of the representations set forth in clauses (i) and (ii) of Section 3.7) or (ii) Section 7.1(f) (other than due to any inaccuracy or breach of the representations set forth in clauses (i) and (ii) of Section 3.7), Parent shall pay to the Company an amount in cash equal to $25 million; provided that, such fee shall not be payable if (1) the Company shall not have complied in all material respects with its obligations set forth in Section 5.4 or (2) the Company shall have breached its representations or warranties or its agreements or covenants hereunder such that the condition set forth in Section 6.3(a) would not be satisfied as of the date of termination. The payment required to be made pursuant to this Section 7.3(b) shall be made not later than one business day after the date of such termination.

                  (c) Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby, except that each of Parent and the Company shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Proxy Statement.

                  SECTION VII.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                  SECTION VII.5 Waiver. At any time prior to the Closing Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, subject to the requirements of applicable law. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.


                                  ARTICLE VIII

                               GENERAL PROVISIONS

                  SECTION VIII.1 Non-Survival of Representations, Warranties and Agreements. Except as set forth in Section 7.2, the representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be.

                  SECTION VIII.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  if to Parent or Sub:

                           Symbol Technologies, Inc.
                           One Symbol Plaza
                           Holtsville, NY  11742
                           Attention:  Chief Executive Officer
                           Fax: (631) 738-4362

                  with an additional copy to:

                           Simpson Thacher & Bartlett

                           425 Lexington Avenue
                           New York, NY  10017
                           Attention:  John Finley, Esq.
                           Fax: (212) 455-2502

                  if to the Company:

                           Telxon Corporation
                           1000 Summit Drive
                           Cincinnati, OH  45150
                           Attention:  Chief Executive Officer
                           Fax: (330) 664-2888

                  with a copy to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           One Rodney Square
                           P.O. Box 636
                           Wilmington, DE  19899
                           Attention:  Steven Rothschild
                           Fax: (302) 651-3001

                  SECTION VIII.3 Certain Definitions. For purposes of this Agreement, the term:

                  (a) "affiliate" shall have the meaning under Rule 12b-2 promulgated under the Exchange Act;

                  (b) "beneficial owner" with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares of Company Common Stock (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

                  (c) "control" (including the terms "controlled by" and "under common control with") shall have the meaning under Rule 12b-2 promulgated under the Exchange Act;

                  (d) "Environmental Laws" shall mean any federal, state or local law, statute, ordinance, order, decree, rule or regulation relating to releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Materials; to the use handling or disposal of polychlorinated byphenyls, asbestos or urea formaldehyde or any other

Hazardous Material; to the treatment, storage, disposal or management of Hazardous Materials; to exposure to Hazardous Materials; and to the transportation, release or any other use of Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. ("RCRA"), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. ("TSCA"), the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq., the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et seq. ("HMTA") and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001 et seq. ("EPCRA"), and other comparable state and local laws and all rules and regulations promulgated pursuant thereto or published thereunder;

                  (e) "Facility" shall mean each store, office, plant or warehouse owned or leased by the Company or any of its subsidiaries;

                  (f) "generally accepted accounting principles" or "GAAP" means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case applied on a basis consistent with the manner in which the audited financial statements for the fiscal year of the Company ended March 31, 1999 were prepared, in the case of the Company, and the fiscal year ended December 31, 1999, in the case of Parent;

                  (g) "Hazardous Materials" shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under Environmental Laws or the release of which is regulated under Environmental Laws. Without limiting the generality of the foregoing, the term includes:
"hazardous substances" as defined in CERCLA; "extremely hazardous substances" as defined in EPCRA; "hazardous waste" as defined in RCRA; "hazardous materials" as defined in HMTA; "chemical substance or mixture" as defined in TSCA; crude oil, petroleum products or any fraction thereof; radioactive materials including source, byproduct or special nuclear materials; asbestos or asbestos-containing materials; chlorinated fluorocarbons ("CFCs"); and radon;

                  (h) "person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

                  (i) "Property" shall mean each improved or unimproved real property owned or leased by the Company or any of its subsidiaries; and

                  (j) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other voting or economic equity interests.

                  SECTION VIII.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

                  SECTION VIII.5 Entire Agreement; Assignment. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Sub may assign all or any of their respective rights and obligations hereunder to any direct or indirect wholly owned subsidiary or subsidiaries of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Any attempted assignment which does not comply with the provisions of this Section 8.5 shall be null and void ab initio.

                  SECTION VIII.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as provided in the following sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The parties hereto expressly intend the provisions of Section 5.6 to confer a benefit upon and be enforceable by, as third party beneficiaries of this Agreement, the third persons referred to in, or intended to be benefitted by, such provisions.

                  SECTION VIII.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflicts of laws.

                  SECTION VIII.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION VIII.9 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                            SYMBOL TECHNOLOGIES, INC.

Attest:


_______________________             By: ______________________________________
                                                        Title:


                           TX ACQUISITION CORPORATION
Attest:


_______________________             By: ______________________________________
                                                        Title:


                                                     TELXON CORPORATION
Attest:


_______________________             By: ______________________________________
                                                        Title:

           ----------------------------------------------------------




                          AGREEMENT AND PLAN OF MERGER


                                      Among


                           SYMBOL TECHNOLOGIES, INC.,


                           TX ACQUISITION CORPORATION


                                       and


                               TELXON CORPORATION



                            Dated as of July 25, 2000





           ----------------------------------------------------------

                                TABLE OF CONTENTS


                                                                                                                       Page
                                                                                                                       ----
ARTICLE I THE MERGER...................................................................................................   1
         SECTION 1.1  The Merger.......................................................................................   1
         SECTION 1.2  Effective Time...................................................................................   1
         SECTION 1.3  Effects of the Merger............................................................................   2
         SECTION 1.4  Certificate of Incorporation; By-Laws............................................................   2
         SECTION 1.5  Directors and Officers...........................................................................   2
         SECTION 1.6  Conversion of Securities.........................................................................   2
         SECTION 1.7  Treatment of Employee Options and Other Employee
                                  Equity Rights........................................................................   4
         SECTION 1.8  Fractional Interests.............................................................................   7
         SECTION 1.9  Surrender of Shares of Company Common Stock; Stock
                                  Transfer Books.......................................................................   7
         SECTION 1.10  Closing and Closing Date........................................................................   9

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............................................................  10
         SECTION 2.1  Organization and Qualification...................................................................  10
         SECTION 2.2  Certificate of Incorporation and By-Laws.........................................................  10
         SECTION 2.3  Capitalization; Subsidiaries.....................................................................  11
         SECTION 2.4  Authority Relative to This Agreement.............................................................  13
         SECTION 2.5  No Conflict; Required Filings and Consents.......................................................  14
         SECTION 2.6  Compliance.......................................................................................  15
         SECTION 2.7  SEC Filings; Financial Statements................................................................  15
         SECTION 2.8  Absence of Certain Changes or Events.............................................................  17
         SECTION 2.9  Absence of Litigation............................................................................  18
         SECTION 2.10  Employee Benefit Plans..........................................................................  18
         SECTION 2.11  Tax Matters.....................................................................................  20
         SECTION 2.12  Environmental Matters...........................................................................  21
         SECTION 2.13  Form S-4; Proxy Statement.......................................................................  22
         SECTION 2.14  Opinion of Financial Advisor....................................................................  22
         SECTION 2.15  Brokers.........................................................................................  22
         SECTION 2.16  Affiliate Transactions..........................................................................  23
         SECTION 2.17  Vote Required...................................................................................  23
         SECTION 2.18  DGCL Section 203; State Takeover Statutes.......................................................  23
         SECTION 2.19  Material Contracts..............................................................................  24
         SECTION 2.20  Absence of Breaches or Defaults.................................................................  25
         SECTION 2.21  Intellectual Property...........................................................................  26
         SECTION 2.22  Reorganization Qualification....................................................................  27
         SECTION 2.23  Rights Agreement................................................................................  27
         SECTION 2.24  Cisco Shares....................................................................................  27

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB...........................................................  28
         SECTION 3.1  Corporate Organization...........................................................................  28
         SECTION 3.2  Capitalization...................................................................................  29
         SECTION 3.3  Authority Relative to This Agreement.............................................................  30
         SECTION 3.4  No Conflict; Required Filings and Consents.......................................................  30
         SECTION 3.5  Compliance.......................................................................................  31
         SECTION 3.6  SEC Filings; Financial Statements................................................................  32
         SECTION 3.7  Absence of Certain Changes or Events.............................................................  33


                                       i-
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
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
         SECTION 3.8  Form S-4; Proxy Statement........................................................................  33
         SECTION 3.9  Brokers..........................................................................................  34
         SECTION 3.10  Absence of Litigation...........................................................................  34
         SECTION 3.11  Reorganization Qualification....................................................................  34
         SECTION 3.12  Knowledge.......................................................................................  35

ARTICLE IV CONDUCT OF BUSINESS PENDING THE MERGER......................................................................  35
         SECTION 4.1  Conduct of Business of the Company Pending the
                                  Merger...............................................................................  35
         SECTION 4.2  Conduct of Business of Parent Pending
                                  the Merger...........................................................................  39

ARTICLE V ADDITIONAL AGREEMENTS........................................................................................  40
         SECTION 5.1  Preparation of Form S-4 and the Proxy Statement;
                                  Stockholder Meeting..................................................................  40
         SECTION 5.2  Accountants' Letters.............................................................................  41
         SECTION 5.3  Access to Information; Confidentiality...........................................................  42
         SECTION 5.4  No Solicitation of Transactions..................................................................  43
         SECTION 5.5  Employee Benefits Matters........................................................................  44
         SECTION 5.6  Directors' and Officers' Indemnification;
                                  Insurance............................................................................  46
         SECTION 5.7  Notification of Certain Matters..................................................................  47
         SECTION 5.8  Further Action; Reasonable Best Efforts..........................................................  47
         SECTION 5.9  Public Announcements.............................................................................  48
         SECTION 5.10  Stock Exchange Listing..........................................................................  48
         SECTION 5.11  Affiliates......................................................................................  48
         SECTION 5.12  Amendments to the Rights Agreement..............................................................  49
         SECTION 5.13  Cisco Shares....................................................................................  49
         SECTION 5.14  Tax Matters.....................................................................................  49
         SECTION 5.15  Operating Expenses..............................................................................  49
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
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
ARTICLE VI CONDITIONS OF MERGER........................................................................................  49
         SECTION 6.1  Conditions to Obligation of Each Party to
                                  Effect the Merger....................................................................  49
         SECTION 6.2  Conditions to Obligations of the Company
                                  to Effect the Merger.................................................................  50
         SECTION 6.3  Conditions to Obligations of Parent and
                                  Sub to Effect the Merger.............................................................  51

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER..........................................................................  53
         SECTION 7.1  Termination......................................................................................  53
         SECTION 7.2  Effect of Termination............................................................................  55
         SECTION 7.3  Fees and Expenses................................................................................  55
         SECTION 7.4  Amendment........................................................................................  57
         SECTION 7.5  Waiver...........................................................................................  57

ARTICLE VIII GENERAL PROVISIONS........................................................................................  57
         SECTION 8.1  Non-Survival of Representations, Warranties
                                  and Agreements.......................................................................  57
         SECTION 8.2  Notices..........................................................................................  57
         SECTION 8.3  Certain Definitions..............................................................................  58
         SECTION 8.4  Severability.....................................................................................  60
         SECTION 8.5  Entire Agreement; Assignment.....................................................................  61
         SECTION 8.6  Parties in Interest..............................................................................  61
         SECTION 8.7  Governing Law....................................................................................  61
         SECTION 8.8  Headings.........................................................................................  61
         SECTION 8.9  Counterparts.....................................................................................  61
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